Exhibit 23.1

KPMG LLP
Chartered Accountants	Telephone	(416) 777-8500
Bay Adelaide Centre	Fax	(416) 777-8818
333 Bay Street Suite 4600	Internet	www.kpmg.ca
Toronto ON M5H 2S5
Canada

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Algonquin Power & Utilities Corp. on Form S-8 dated October 20, 2011, of our reports dated March 31, 2011, with respect to our audit of the consolidated financial statements of Algonquin Power & Utilities Corp. as at December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, and with respect to our audit of the effectiveness of internal control over financial reporting as of December 31, 2010, which are included in its Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Chartered Accountants, Licensed Public Accountants

October 20, 2011

Toronto, Canada